                                    EXHIBIT 4

                          COMPANY'S MATERIAL CONTRACTS

                                FORTRESS IT CORP.
                         Suite 3123, 595 Burrard Street
                                 P.O. Box 49139
                             Vancouver, B.C. V7X 1J1


International Uranium Corporation                                  March 1, 2004
Suite 2101
885 West Georgia Street
Vancouver, B.C. V6C 3E8

ATTENTION:  MR. RON HOCHSTEIN, PRESIDENT

International Uranium (Bermuda I) Ltd.
Canon's Court, 22 Victoria Street
P.O. Box HM 1179 Hamilton HM EX Bermuda

Dear Sirs:

RE:   ACQUISITION OF INTERNATIONAL URANIUM (BERMUDA II) LTD. ("BERMUDA II")

We understand that International Uranium Corporation ("IUC"), through its wholly-owned Bermuda subsidiary, International Uranium (Bermuda I) Ltd. ("Bermuda I"), owns all of the outstanding share capital of Bermuda II which, in turn, will at Closing own all of the outstanding share capital of Shiveen Gol XXK ("Shiveen Gol") and Mongol Resources Exploration XXK ("Mongol Resources"). We also understand that Shiveen Gol and Mongol Resources are the registered owners of certain copper-gold mining exploration properties located in Mongolia, all as more particularly described in Schedule A hereto (the "Properties").

We are writing to confirm our interest in acquiring from Bermuda I all of the outstanding shares of Bermuda II owned by Bermuda I on and subject to the following terms and conditions:

Acquiring Entity:       Fortress IT Corp. ("Fortress"), a company continued
                        under the laws of Canada, a reporting issuer in the Provinces of British Columbia and Alberta, whose common shares are listed and posted for trading on the NEX
                        Board of the TSX Venture Exchange, or its subsidiary to be incorporated for the purpose;

Acquired Entity:        Bermuda II, a company incorporated under the laws of
                        Bermuda, which owns 100% of the outstanding shares of Shiveen Gol and Mongol Resources;

Transaction Structure:  The transaction will be effected by way of an acquisition by Fortress of all of the outstanding shares of Bermuda II (the "Transaction"). For greater certainty, any and all data and other information in respect of the Properties held by IUC or any of its subsidiaries shall be deemed to be the property of Bermuda II prior to closing and delivered to Fortress at closing;

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Consideration:          In consideration for the acquisition of all of the
                        outstanding shares of Bermuda II and the assignment to Fortress or its nominee of all outstanding debts as of the date of this letter of intent owed by Bermuda II to Bermuda I or to any other affiliate of IUC, Fortress shall issue to Bermuda I (or as Bermuda I may direct) a total of 28,000,000 common shares in its capital stock at a deemed price of C$0.1125 per share (the "Purchase Price"). The number of shares has been determined based on IUC and it subsidiaries having incurred approximately US$2.4 million in deferred exploration expenditures on the Properties within the last three years as evidenced by draft financial statements attached hereto as Schedule B. In addition, Fortress shall assume all working capital levels required for the normal, daily ongoing conduct of Bermuda II from March 1, 2004. Until Closing, Bermuda I shall advance to Bermuda II, on an interest-free basis, funds necessary for the normal daily ongoing conduct of Bermuda II. On Closing, Fortress shall repay Bermuda I all of such funds. It is anticipated that within ten days of the execution of this agreement, Bermuda I and Fortress shall agree upon a budget, setting forth expenditures required in relation to Bermuda II (the "Budget"). Until Closing or termination of this letter of agreement, any and all expenditures on the part of Bermuda II that do not form a part of the Budget shall require the prior written approval of Fortress. If the Transaction does not close for any reason, Fortress shall, nonetheless be responsible for the cost of the Report referred to below;

Terms and Conditions:   On or before closing, each of Fortress and Bermuda II
                        will sign a mutually acceptable certificate (the
                        "Representations and Warranties Certificate") that provides the mutual representations, warranties, covenants and closing deliveries, including, without limitation, appropriate corporate and securities opinions from counsel for each party, in a form that is reasonable and customary for a transaction such as is contemplated herein;

Due Diligence Period:   Each of Bermuda I and Fortress will have an unfettered
                        right to conduct and complete legal, audit and tax due diligence investigations regarding the other company within 45 days of the acceptance of this letter. On or before such date, either Bermuda I or Fortress may elect not to close if the results of its due diligence investigation of the other company are not satisfactory to it, acting reasonably. Notwithstanding the foregoing, Bermuda I or Fortress may elect not to complete the Transaction if the results of their continuing due diligence investigations of the other company are not satisfactory to it, acting reasonably.

Financing:              Fortress will undertake a private placement (the
                        "Private Placement") of 10,000,000 common shares at a price of not less than C$0.12 per share. The number of common shares to be issued pursuant to the Private
                        Placement shall be increased only if agreed upon by both
                        IUC and Fortress;

Conditions to
Closing of Transaction: (i)   Fortress shall have completed the Private
                              Placement;

                        (ii) An employment contract will have been entered into with Steve Swatton which will include, among other things, the grant of an option on 1,000,000 shares at $0.15 per share; and Erica K(phi)hn will have been appointed Geologist and Corporate Development and will have been granted 50,000 options at $0.15 per share.

                        (iii) The Board of directors of Fortress shall be made
                              up of one IUC nominee; namely, Mr. Ron Hochstein, plus Mr. Douglas Leishman,

                              Mr. Steve Swatton and Ms. Eira Thomas. Each non-management director being granted options of 100,000 shares at $0.15 per share;

                        (iv) An advisory agreement will have been entered into with Endeavour Financial to provide corporate administration, regulatory assistance and financial advice to Fortress;

                        (v) No material adverse change shall have occurred in the business, operations, capital, financial condition or prospects of either Bermuda II and its subsidiaries or Fortress;

                        (vi) Such other conditions to closing as shall be ordinary for a transaction of this nature, including the signed Representations and Warranties Certificate together with requisite shareholder and regulatory approvals;

                        (vii) Closing of the Transaction and Private Placement
                              by May 31, 2004 or earlier.

Expenses:               Each party will be responsible for the payment of its
                        own expenses in connection with the Transaction
                        (including, but not limited to legal and accounting fees, any fees payable to brokers or agents, or any finder's or other advisory fees). In addition, Fortress shall be responsible for any and all costs incurred by IUC for the commissioning of a qualified technical report on the Properties (the "Report");

Timing: The parties hereto agree that they are prepared to make every reasonable effort to complete the Transaction and Private Placement as planned. The parties will work in good faith seeking all necessary shareholder and regulatory approvals that may be required to complete the Transaction;

General: This letter of agreement will be governed by the laws of British Columbia and the federal laws of Canada applicable therein;

                        This letter shall be binding upon the parties.

This letter and the information contained in this letter shall be confidential and shall not be disclosed by either IUC or Fortress to third parties without the written consent of the other party. The parties will co-operate in the making and dissemination of any public announcements relating to the subject matter of this letter, including a press release to be issued following execution hereof specifying the identities of the parties and the principal terms of the Transaction.

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If the foregoing is acceptable to you, please sign and return this letter to us.
Facsimile transmissions of our respective signatures of this letter shall evidence our acceptance of its terms.

Yours truly,

FORTRESS IT CORP.

Per:     __________________________________________
         Steve Swatton, President

Accepted and agreed to as of the 1st day of March, 2004.

INTERNATIONAL URANIUM CORPORATION

Per:__________________________________________

INTERNATIONAL URANIUM (BERMUDA I) LTD.

Per:__________________________________________

                                   SCHEDULE A

                          MONGOLIA EXPLORATION LICENSES
                                     HELD BY
                        MONGOL RESOURCES EXPLORATION XXK
                                        &
                                 SHIVEEN GOL XXK

A.    LICENSES HELD BY MONGOL RESOURCES EXPLORATION XXK

                                      LICENSE    LICENSE      AREA
    PROPERTY         LICENSE NAME     NUMBER      DATE     (HECTARES)
-----------------  -----------------  -------  ----------  ---------
Ulziit                  Ulziit A       4750X    8/13/2002     16,973
                        Ulziit B       4752X    8/13/2002      8,277
                        Ulziit C       4751X    8/13/2002      4,322
                                                           ---------
            Total                                             29,572

Gants Modot          Gants Modot A     4823X    9/2/2002      49,996
                     Gants Modot B     4824X    9/2/2002      16,720
                     Gants Modot C     4825X    9/2/2002      66,042
                                                           ---------
            Total                                            132,758

Davaa                    Davaa         6514X    11/1/2002    100,962

Burkheer Khar       Burkheer Khar 1    6515X    11/1/2002     49,383

Erdenet              Tomortolgoi N1    4947X    10/3/2002    100,224
                     Tomortolgoi N2    4948X    10/3/2002     49,524
                     Tomortolgoi N3    4949X    10/3/2002     24,630
                    Tomortolgoi S-1    4950X    10/3/2002     19,668
                    Tomortolgoi S-2    4951X    10/3/2002     14,464
                    Tomortolgoi S-3    4952X    10/3/2002     48,664
                      Erdenet SE-2     4943X    10/3/2002     19,275
                      Erdenet SE-3     6475X   10/21/2002     82,772
                      Erdenet NE-1     6474X    10/3/2002    108,784
                      Erdenet NE4      5981X    6/27/2003      9,812
                      Erdenet NE5      5982X    6/27/2003     35,541
                      Erdenet SE4      5983X    6/27/2003     22,611
                    Tomortolgoi Add.   5606X    4/6/2003       5,983
                       Usan Seer       6447X   10/20/2003      8,384
                                                           ---------
            Total                                            550,336

Huvsgol                Huvsgol 6       6545X   11/19/2002     15,947
                     West Huvsgol 1    6548X   12/23/2002    105,287
                     West Huvsgol 2    5233X   12/23/2002    127,056
                     West Huvsgol 3    5234X   12/23/2002     26,491
                                                           ---------
            Total                                            274,781

Tsagaan Tolgoi /   Tsagaan Tolgoi NA   4826X    9/2/2002      84,846
Shiveen Gol        Tsagaan Tolgoi NB   4827X    9/2/2002      73,088
                   Tsagaan Tolgoi NC   4828X    9/2/2002      29,615
                    Tsagaan Tolgoi S   4829X    9/2/2002     149,924
                       Namariin A      5603X    4/6/2003       4,151

                                   LICENSE    LICENSE      AREA
    PROPERTY        LICENSE NAME    NUMBER     DATE      (HECTARES)
-----------------  --------------  -------  ----------  ---------
                     Namariin B    5604X     4/6/2003         935
                     Namariin C    5605X     4/6/2003         224
                      Har Uul      5685X     4/28/2003     71,165
                    Tsunheg Uul    6430X    10/14/2003      4,626
                   Shiveen Gol 2   5228X    12/23/2002        130
                   Shiveen Gol 3   5229X    12/23/2002      6,173
                   Shiveen Gol 4   5230X    12/23/2002      1,197
                   Shiveen Gol 5   5231X    12/23/2002      4,767
                   Shiveen Gol 1A  5396X     2/5/2003       4,302
                   Shiveen Gol 1B  5395X     2/5/2003          43
                   Shiveen Gol 1C  5394X     2/5/2003          65
                                                        ---------
            Total                                         435,251

Tsagaan Gozgor      Orhontuul 1    6767X     1/16/2004     17,043
                    Orhontuul 2    6768X     1/16/2004      7,690
                    Orhontuul 3    6769X     1/16/2004     18,608
                    Orhontuul 4    6770X     1/16/2004     26,033
                    Orhontuul 5    6766X     1/16/2004      3,284
                    Orhontuul 6    6765X     1/16/2004      9,684
                    Orhontuul 7    6764X     1/16/2004     23,025
                    Orhontuul 8    6771X     1/16/2004      9,873
                                                        ---------
            Total                                         115,240

MRE TOTAL                           50                  1,688,283

B.    LICENSES HELD BY SHIVEENGOL XXK

                                           LICENSE   LICENSE      AREA
     PROPERTY            LICENSE NAME       NUMBER     DATE     (HECTARES)
-------------------  --------------------  -------  ----------  ----------
Datsan Trade Option       Shar Bulag        2476X    7/31/2000     4,485
                          Salhim Uul        2555X    8/28/2000     2,431
                         Orlogiin Gol       2637X    10/2/2000     1,178
                          Hoh Tolgoi        2860X     1/8/2001       897
                        Tsonhogiin Gol      3101X    3/23/2001     4,151
                         Seruunii Tal       3102X    3/23/2001       673
                     Tsagaan Chuluut Uul    3322X    5/23/2001    10,114
                     Chuulgany Tsahir Uul   3597X    8/10/2001     3,366
                     Urtuudiin Tsahir Uul   3598X    8/10/2001     2,092
                         Shiveen Gol        4030X    1/11/2002       897
                        Shariljit Uul       4389X     5/9/2002     1,944
                      Jargaltain Tolgod     4390X     5/9/2002       953
                        Gashuunii Sair      4391X     5/9/2002       561
                     Gashuunii Har Tolgoi   4392X     5/9/2002       635
                         Huren Tolgoi       4393X     5/9/2002       436
                           Shiveet          4592X     7/1/2002       152
                          Hoh Tolgoi        4594X     7/1/2002       673
                           Shiveet          5070X   10/31/2002     1,271
                     Shiveen Goliin Aarag   5379X     2/4/2003     2,768
                         Shar Zuuh 2        5629X    4/15/2003     3,595
                          Shar Zuuh         5630X    4/15/2003     1,123
                         Namariin Gol       5631X    4/15/2003       674
                                                                --------
SHIVEEN GOL TOTAL             22                                  45,069

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                                   SCHEDULE B

                              FINANCIAL STATEMENTS

                                      F-38